Exhibit 99.1

April 29, 2016 For Immediate Release	For More Information Contact: Mark D. Curtis, EVP, CFO and Treasurer (516) 671-4900, Ext. 585

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 14.6% INCREASE IN NET INCOME FOR THE FIRST QUARTER OF 2016

Glen Head, New York, April 29, 2016 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three months ended March 31, 2016. In the highlights that follow, all comparisons are of the current three-month period to the same period last year.

FIRST QUARTER 2016 HIGHLIGHTS

●	Net Income increased 14.6% to $7.4 million from $6.5 million

●	EPS increased 13.0% to $.52 from $.46

●	Cash Dividends Per Share increased 5.3% to $.20 from $.19

●	22.9% growth in the average balance of Loans

●	19.3% growth in the average balance of Total Deposits

●	19.2% growth in the average balance of Noninterest-Bearing Checking Deposits

●	Total Assets exceeded $3.2 billion at quarter end, increasing 15.9% since 3/31/15

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

Analysis of First Quarter Earnings

Net income for the first quarter of 2016 was $7.4 million, an increase of $945,000, or 14.6%, over the same quarter last year. The increase is attributable to an increase in net interest income of $2.9 million, or 16.3%, and a decrease in the provision for loan losses of $158,000. The impact of these items was partially offset by increases in noninterest expense and income tax expense of $1.3 million and $622,000, respectively, and a decrease in noninterest income of $202,000.

The increase in net interest income was primarily driven by growth in average interest-earning assets of $401.9 million, or 15.0%. Average interest-earning assets grew mostly because of increases in the average balances of loans of $422.6 million, or 22.9%, and nontaxable securities of $21.1 million, or 4.9%, partially offset by a decrease in the average balance of taxable securities of $54.3 million, or 14.3%. While most of the loan growth occurred in commercial and residential mortgage loans, commercial and industrial loans also grew partially because of the Bank’s small business credit scored loan initiative. The growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of noninterest-bearing checking deposits of $124.9 million, or 19.2%, and interest-bearing deposits of $266.9 million, or 19.4%.

Intermediate and long-term interest rates remain low and volatile. In a low interest rate environment: (1) loans are sometimes originated and investments are sometimes made at yields lower than existing portfolio yields; (2) some loans prepay in full resulting in the immediate writeoff of deferred costs; (3) prepayment speeds on mortgage securities can be elevated resulting in accelerated amortization of purchase premiums; (4) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is suppressed; and (5) the Bank’s ability to reduce deposit rates diminishes. These factors explain why 22.9% growth in the average balance of loans was accompanied by lesser growth of 16.3% in net interest income. Despite the downward pressure these factors exert on net interest income, the Bank’s net interest margin has remained relatively stable. Net interest margin was 2.93% for the first quarter of 2016 versus 2.91%, 2.94%, 2.94% and 2.98% in quarters one through four, respectively, of 2015.

The increase in noninterest expense of $1.3 million, or 11.5%, is primarily attributable to increases in salaries of $526,000, or 10.4%, employee benefits expense of $306,000, or 22.5%, computer and telecommunications expense of $128,000 and marketing expense of $116,000. Also contributing to the increase in noninterest expense was a $100,000 expense credit in the first quarter of 2015 which resulted from the elimination of a litigation accrual. The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments. The increase in employee benefits expense is largely due to an increase in group health insurance expense of $132,000 resulting from increases in staff count and the rates being paid for group health insurance and an increase in pension expense of $126,000. The increase in pension expense is primarily attributable to the 2015 return on plan assets falling short of expectation and an increase in the number of plan participants.

The $202,000 decrease in noninterest income is primarily attributable to a $94,000 decrease in real estate tax refunds and a $91,000 sales tax refund in the first quarter of 2015. The impact of these items was partially offset by increased income from a variety of noninterest income initiatives including debit cards, ATM banking, sales of mutual funds and annuities and merchant services. Total income from these initiatives increased $32,000, or 16.1%, when comparing the first quarter of 2016 to the same quarter last year.

The $622,000 increase in income tax expense is attributable to higher pre-tax earnings in the current quarter and higher New York City income taxes in the current quarter due to a 2015 law change, partially offset by additional New York State income tax benefits derived from the Corporation’s captive REIT.

Analysis of Earnings – First Quarter 2016 Versus Fourth Quarter 2015

Net income for the first quarter of 2016 increased $812,000, or 12.3%, over the $6.6 million earned in the fourth quarter of last year. The increase is primarily attributable to an increase in net interest income of $328,000 and a decrease in the provision for loan losses of $1.7 million, partially offset by increases in occupancy and equipment expense and income tax expense of $218,000 and $721,000, respectively, and net gains on sales of securities of $191,000 in the 2015 quarter. The increase in net interest income occurred for substantially the same reasons discussed above with respect to the first quarter periods. The most significant reason for the decrease in the provision for loan losses was lower loan growth in the current quarter than the fourth quarter of last year. The increase in occupancy and equipment expense was primarily due to higher maintenance and repairs expense, including snow removal costs, and higher depreciation expense. The increase in income tax expense was attributable to higher pre-tax earnings in the current quarter, partially offset by additional New York State income tax benefits derived from the Corporation’s captive REIT.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased by 2 basis points from 1.21% at year-end 2015 to 1.19% at March 31, 2016. The decrease is primarily due to continued improvement in economic conditions and a reduction in the historical loss component of the allowance for loan losses. The provision for loan losses was $253,000 and $411,000 in the first quarters of 2016 and 2015, respectively. The amount of the provision in each quarter was driven mainly by loan growth, offset by improved economic conditions and, in the first quarter of 2016, further offset by the aforementioned reduction in historical losses.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans and troubled debt restructurings were essentially unchanged during the quarter, amounting to $1.3 million and $4.4 million, respectively, at quarter-end, or .06% and .19%, respectively, of total loans outstanding. Of the troubled debt restructurings, $3.6 million are performing in accordance with their modified terms and $882,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Loans past due 30 through 89 days amounted to $265,000, or .01% of total loans outstanding, at March 31, 2016, compared to $1.0 million, or .04%, at December 31, 2015.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 63% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 7.9%, 13.0%, 13.0% and 14.2%, respectively, at March 31, 2016. The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

Deleveraging Transaction

In April 2016, the Bank completed a deleveraging transaction. The primary purpose of the transaction was to reduce the size of the Corporation’s balance sheet by eliminating inefficient leverage and thereby provide capital to accommodate growth. The transaction involved the sale of $40.3 million of mortgage securities and utilization of most of the resulting proceeds to prepay $30 million of long-term debt. The transaction is expected to positively impact the second quarter Tier 1 leverage capital ratio by approximately 8 basis points, and have an immaterial positive impact on net interest income and net interest margin in 2016. The gain on the sale of securities of $1.8 million and the debt extinguishment costs of $1.8 million essentially offset one another, resulting in approximately $40,000 of pre-tax income in the second quarter.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system, particularly in the New York City boroughs of Queens and Brooklyn. With respect to loan growth, the Bank plans to continue to prudently manage concentration risk and further develop its broker and correspondent relationships. All loans originated through such relationships are underwritten by Bank personnel. The Bank’s branch distribution system currently consists of 44 branches located in Nassau and Suffolk Counties, Long Island and Queens and Manhattan. The Bank anticipates opening two new branches during the remainder of 2016, one in Bay Ridge Brooklyn and one in East Islip, Long Island, and on an ongoing basis continues to evaluate sites for further branch expansion. In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the acquisition of fee-based businesses.

Challenges We Face

The federal funds target rate increased by twenty-five basis points in December 2015. Further increases could exert upward pressure on non-maturity deposit rates. Intermediate and long-term interest rates remain low and volatile and are impacted by national and global forces. Such rates could remain low for the foreseeable future and thereby cause both investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. These factors will make it difficult to improve net interest margin and could result in a decline in net interest margin from its current level and inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. Banking regulators have become increasingly concerned about, among other things, growth, commercial real estate concentrations, capital levels and cyber security. These factors are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/16	12/31/15
	(in thousands)

Assets:
Cash and cash equivalents	$42,321	$39,635

Investment securities:
Held-to-maturity, at amortized cost (fair value of $14,069 and $14,910)	13,578	14,371
Available-for-sale, at fair value	784,972	737,700
	798,550	752,071

Loans held-for-sale	-	105

Loans:
Commercial and industrial	102,257	93,056
Secured by real estate:
Commercial mortgages	1,044,950	1,036,331
Residential mortgages	1,068,824	1,025,215
Home equity lines	87,290	87,848
Consumer and other	5,831	5,733
	2,309,152	2,248,183
Allowance for loan losses	(27,524)	(27,256)
	2,281,628	2,220,927

Restricted stock, at cost	20,492	28,435
Bank premises and equipment, net	30,986	30,330
Bank-owned life insurance	32,681	32,447
Pension plan assets, net	14,394	14,337
Other assets	13,324	12,056
	$3,234,376	$3,130,343
Liabilities:
Deposits:
Checking	$767,797	$777,994
Savings, NOW and money market	1,481,455	1,195,968
Time, $100,000 and over	197,466	198,147
Time, other	109,285	112,566
	2,556,003	2,284,675

Short-term borrowings	11,810	211,502
Long-term debt	389,212	365,712
Accrued expenses and other liabilities	8,621	12,313
Deferred income taxes payable	8,294	5,205
	2,973,940	2,879,407
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 14,212,354 and 14,116,677 shares	1,421	1,412
Surplus	58,914	56,931
Retained earnings	189,646	185,069
	249,981	243,412
Accumulated other comprehensive income, net of tax	10,455	7,524
	260,436	250,936
	$3,234,376	$3,130,343

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/16	3/31/15
	(dollars in thousands)
Interest and dividend income:
Loans	$19,814	$16,551
Investment securities:
Taxable	1,890	2,118
Nontaxable	3,403	3,389
	25,107	22,058
Interest expense:
Savings, NOW and money market deposits	933	545
Time deposits	1,375	1,581
Short-term borrowings	124	81
Long-term debt	1,974	2,045
	4,406	4,252
Net interest income	20,701	17,806
Provision for loan losses	253	411
Net interest income after provision for loan losses	20,448	17,395

Noninterest income:
Investment Management Division income	476	507
Service charges on deposit accounts	634	656
Other	644	793
	1,754	1,956
Noninterest expense:
Salaries	5,578	5,052
Employee benefits	1,669	1,363
Occupancy and equipment	2,377	2,458
Other	2,807	2,274
	12,431	11,147

Income before income taxes	9,771	8,204
Income tax expense	2,341	1,719
Net income	$7,430	$6,485

Per Share Data:
Basic EPS	$.52	$.47
Diluted EPS	$.52	$.46
Cash Dividends Declared	$.20	$.19

FINANCIAL RATIOS

(Unaudited)

ROA	.94%	.95%
ROE	11.62%	11.15%
Net Interest Margin	2.93%	2.91%
Dividend Payout Ratio	38.46%	41.30%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/16	12/31/15
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$265	$1,003
Past due 90 days or more and still accruing	-	-
Nonaccrual (includes $105,000 in loans held-for-sale at 12/31/15)	431	535
	696	1,538
Troubled debt restructurings:
Performing according to their modified terms	3,556	3,581
Past due 30 through 89 days	-	-
Past due 90 days or more and still accruing	-	-
Nonaccrual	882	900
	4,438	4,481
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	3,556	3,581
Past due 30 through 89 days	265	1,003
Past due 90 days or more and still accruing	-	-
Nonaccrual	1,313	1,435
	5,134	6,019
Other real estate owned	-	-
	$5,134	$6,019

Allowance for loan losses	$27,524	$27,256
Allowance for loan losses as a percentage of total loans	1.19%	1.21%
Allowance for loan losses as a multiple of nonaccrual loans	21.0x	19.0x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2016			2015
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(in thousands)
Assets:
Interest-bearing bank balances	$29,131	$38	.52%	$16,610	$8	.20%
Investment securities:
Taxable	324,428	1,852	2.28	378,773	2,110	2.23
Nontaxable (1)	455,961	5,235	4.59	434,846	5,135	4.72
Loans (1)	2,268,449	19,817	3.49	1,845,809	16,555	3.59
Total interest-earning assets	3,077,969	26,942	3.50	2,676,038	23,808	3.56
Allowance for loan losses	(27,703)			(23,518)
Net interest-earning assets	3,050,266			2,652,520
Cash and due from banks	30,230			26,946
Premises and equipment, net	30,557			28,466
Other assets	57,938			57,409
	$3,168,991			$2,765,341

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,336,350	933	.28	$1,052,291	545	.21
Time deposits	309,577	1,375	1.79	326,701	1,581	1.96
Total interest-bearing deposits	1,645,927	2,308	.56	1,378,992	2,126	.63
Short-term borrowings	92,208	124	.54	99,766	81	.33
Long-term debt	382,470	1,974	2.08	377,798	2,045	2.20
Total interest-bearing liabilities	2,120,605	4,406	.84	1,856,556	4,252	.93
Checking deposits	774,549			649,692
Other liabilities	16,741			23,114
	2,911,895			2,529,362
Stockholders' equity	257,096			235,979
	$3,168,991			$2,765,341

Net interest income (1)		$22,536			$19,556
Net interest spread (1)			2.66%			2.63%
Net interest margin (1)			2.93%			2.91%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1 of nontaxable income was $1.54 and $1.52 for the three months ended March 31, 2016 and 2015, respectively, based on Federal income tax rates of 35% and 34%, respectively.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2016. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 2, 2016, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.